As filed with the Securities and Exchange Commission on March 24, 2021

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APi Group Corporation

(Exact name of registrant as specified in its charter)

Delaware	98-1510303
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Old Highway 8 NW, New Brighton, MN 55112

(651) 636-4320

(Address including Zip Code of Principal Executive Offices)

APi Group, Inc. Profit Sharing & 401(k) Plan, as amended

APi Group, Inc. 401(k) Safe Harbor Plan

Vipond Inc. Employees’ Profit Sharing Plan

(Full title of the plan)

Thomas Lydon

Chief Financial Officer

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

(651) 636-4320

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Donn A. Beloff, Esq.

Flora R. Perez, Esq.

Greenberg Traurig, P.A.

401 E. Las Olas Blvd. Suite 2000

Ft. Lauderdale, Florida 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share, to be issued pursuant to the APi Group, Inc. Profit Sharing & 401(k) Plan, as amended.	2,750,000(3)	$19.33	$53,157,500	$5,799.48
Common Stock, par value $0.0001 per share, to be issued pursuant to the APi Group, Inc. 401(k) Safe Harbor Plan.	900,000(4)	$19.33	$17,397,000	$1,898.01
Common Stock, par value $0.0001 per share, to be issued pursuant to the Vipond Inc. Employees’ Profit Sharing Plan	350,000(5)	$19.33	$6,765,500	$738.12

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the APi Group Corporation’s common stock, par value $0.0001 per share (“Common Stock”) which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock, as reported by the New York Stock Exchange on March 23, 2021.

(3)	This Registration Statement covers a total of 2,750,000 shares of Common Stock that are issuable under the APi Group, Inc. Profit Sharing & 401(k) Plan, as amended.
(4)	This Registration Statement covers a total of 900,000 shares of Common Stock that are issuable under the APi Group, Inc. 401(k) Safe Harbor Plan, as amended.
(5)	This Registration Statement covers a total of 350,000 shares of Common Stock that are issuable under the Vipond Inc. Employees’ Profit Sharing Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered in accordance with Form S-8 and Rule 428(d) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following document(s) filed with the Commission by APi Group Corporation, a Delaware corporation (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 24, 2021 (File No. 001-39275);

(2) The description of the Company’s common stock which is contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 27, 2020 (File No. 001-39275), and any amendment or report filed for the purpose of updating any such description; and

(3) The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2021, January  28, 2021, February 19, 2021 and February 26, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the Company’s certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director of the Company may be subject to personal liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other applicable law, such as the United States federal securities laws or state or federal environmental laws.

The Company’s bylaws also provide that the Company is required to indemnify and advance expenses to its present and former officers and directors to the fullest extent permitted by applicable law.

The Company maintains directors’ and officers’ liability insurance for its directors and officers. Further, effective October 1, 2019, the Company entered into director and officer indemnification agreements, which were further amended and restated, pursuant to which the Company agreed to additional indemnification and advancement procedures and protections for its directors and certain of its executive officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-237553), filed with the Commission on April 29, 2020).

3.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-237553), filed with the Commission on April 29, 2020).

5.1	Legal Opinion of Greenberg Traurig.

5.2	IRS Determination Letter for APi Group, Inc. Profit Sharing and 401(k) Plan and APi Group, Inc. 401(k) Safe Harbor Plan.

10.1	Base Plan for the (i) APi Group, Inc. Profit Sharing & 401(k) Plan and (ii) APi Group, Inc. 401(k) Safe Harbor Plan.

10.2	Amendments to the APi Group, Inc. Profit Sharing & 401(k) Plan.

10.3	Amendments to the APi Group, Inc. 401(k) Safe Harbor Plan.

10.4	Vipond Inc. Employees’ Profit Sharing Plan.

23.1	Consent of KPMG LLP.

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

No opinion of counsel is being furnished with respect to the Vipond Inc. Employees’ Profit Sharing Plan’s compliance with ERISA because said plan is not subject to the requirements of ERISA.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brighton, State of Minnesota, on the 24th day of March 2021.

API GROUP CORPORATION

By:	/s/ Thomas Lydon
Name: Thomas Lydon
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Russell Becker, Thomas Lydon and Andrea Fike, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated below.

Signature	Title	Date

/s/ Russell Becker Russell Becker	President and Chief Executive Officer (principal executive officer)	March 24, 2021

/s/ Thomas Lydon Thomas Lydon	Chief Financial Officer (principal financial officer)	March 24, 2021

/s/ Andrew Cebulla Andrew Cebulla	Controller (principal accounting officer)	March 24, 2021

/s/ Sir Martin E. Franklin Sir Martin E. Franklin	Co-Chairman of the Board	March 24, 2021

/s/ James E. Lillie James E. Lillie	Co-Chairman of the Board	March 24, 2021

/s/ Ian G. H. Ashken Ian G. H. Ashken	Director	March 24, 2021

/s/ Lord Paul Myners Lord Paul Myners	Director	March 24, 2021

/s/ Thomas V. Milroy Thomas V. Milroy	Director	March 24, 2021

/s/ Anthony E. Malkin Anthony E. Malkin	Director	March 24, 2021

/s/ Cyrus D. Walker Cyrus D. Walker	Director	March 24, 2021

/s/ Carrie A. Wheeler Carrie A. Wheeler	Director	March 24, 2021